Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3/A of our reports dated March 12, 2025 relating to the financial statements of Fossil Group, Inc. and the effectiveness of Fossil Group, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Fossil Group, Inc. for the year ended December 28, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche, LLP

Dallas, Texas

September 23, 2025